Exhibit 10.6

TRANSPORTATION SERVICES SCHEDULE

(McKee Crude System)

This Transportation Services Schedule (this “Schedule”) is entered into on the 1st day of July, 2014 (the “Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Carrier”), and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Shipper”), pursuant to the Master Transportation Services Agreement (the “Agreement”) between Carrier and Shipper dated as of December 16, 2013. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1. Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Shipper, at Shipper’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Shipper to Carrier prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.

2. Pipeline. The pipelines (individually, a “Pipeline” and collectively, the “Pipelines”) and related facilities (such facilities, together with the Pipelines, the “Pipeline System”) covered by this Schedule is the McKee Crude Pipeline System that runs from the inlet flange of the receiving facilities on the Pipeline System (each, an “Origin Point”) and terminates at the outlet flange of Carrier’s back pressure regulator for the Pipeline System located within the fence line of the Refinery (as defined below) (the “Delivery Point”) and consists of the following segments:

(a) A four inch (4”) nominal diameter pipeline, approximately 73,081 feet / 13.84 miles in length, originating at Valero Partners North Texas, LLC’s Tubbs Station in Lipscomb County, Texas and terminating at Valero Partners North Texas, LLC’s Tubbs /Citizens scrapper trap site in Lipscomb County, Texas.

(b) A six inch (6”) nominal diameter pipeline, approximately 48,762 feet / 9.24 miles in length, originating at Valero Partners North Texas, LLC’s Tubbs/Citizens scrapper trap site in Lipscomb County, Texas and terminating at Valero Partners North Texas, LLC’s Piper Station in Lipscomb County, Texas.

(c) A six inch (6”) nominal diameter pipeline, approximately 258,838 feet / 49.02 miles in length, originating at Frass Station in Lipscomb County, Texas and terminating at Valero Partners North Texas, LLC’s Perryton Station in Ochiltree County, Texas.

(d) A ten inch (10”) nominal diameter pipeline, approximately 80,135 feet / 15.18 miles in length, originating at Valero Partners North Texas, LLC’s Perryton Station in Ochiltree County, Texas and terminating at Valero Partners North Texas, LLC’s Waka Station in Ochiltree County, Texas.

(e) A six inch (6”) nominal diameter pipeline, approximately 80,657 feet / 15.28 miles in length, originating at Valero Partners North Texas, LLC’s Perryton Station in Ochiltree County, Texas and terminating at Valero Partners North Texas, LLC’s Waka Station in Ochiltree County, Texas.

(f) An eight inch (8”) nominal diameter pipeline, approximately 133,047 feet / 25.19 miles in length, originating at Valero Partners North Texas, LLC’s Waka Station in Ochiltree County, Texas and terminating at Valero Partners North Texas, LLC’s Gruver Station in Hansford County, Texas.

(g) An eight inch (8”) nominal diameter pipeline, approximately 1,497 feet / 0.28 miles in length, originating at Valero Partners North Texas, LLC’s Gruver Station in Hansford County, Texas and terminating at NuStar Logistics, L.P.’s (“NuStar”) Clawson Station in Hansford County, Texas (“NuStar Clawson Station”).

(h) A six inch (6”) nominal diameter pipeline, approximately 304,313 feet / 57.64 miles in length, originating at Valero Partners North Texas, LLC’s Turpin Terminal in Beaver County, Oklahoma and terminating at Valero Partners North Texas, LLC’s Gruver Station in Hansford County, Texas.

(i) A six inch (6”) nominal diameter pipeline, approximately 157,609 feet / 29.85 miles in length, originating at Valero Partners North Texas, LLC’s Gruver Station in Hansford County, Texas and terminating at Valero Partners North Texas, LLC’s McKee scrapper trap site in Moore County, Texas.

(j) An eight inch (8”) nominal diameter pipeline, approximately 4,747 feet / 0.90 miles in length, originating at Valero Partners North Texas, LLC’s McKee scrapper trap site in Moore County, Texas and terminating at the Valero McKee Refinery in Moore County, Texas.

3. Refinery. The refinery that is supported by the Pipeline is Shipper’s Affiliate’s McKee Refinery in Moore County, Texas (the “Refinery”).

4. Product. The products to be transported and shipped on the Pipeline System under this Schedule (each, a “Product” and collectively, the “Products”) are those products permissible as established by Carrier’s Affiliate’s Tariff (as defined below).

5. Specifications. Shipper will ensure that all of its Products tendered at the Origin Point for transportation on the Pipeline System meet the applicable specifications for the Product as set forth in the Tariff (as defined below) (the “Specifications”).

6. Tariff Rate. For transportation services on the Pipeline System, Shipper agrees to pay Carrier the Tariff Rate (as defined below) subject to escalation pursuant to Section 8; provided that for any Product delivered through the Pipeline System to the NuStar Clawson Station and then through NuStar’s Clawson Pipeline that runs from the NuStar Clawson Station to the Refinery (the “NuStar Clawson Pipeline”) the Tariff Rate shall be reduced by an amount equal to the tariff rate applicable from time to time for the shipment of Product through the NuStar Clawson Pipeline (“Clawson Tariff Rate”) under the terms of the NuStar Clawson Tariff (as defined below). For purposes of this Schedule and the Agreement the term “Tariff Rate” means collectively, (i) the rate applicable from time to time for the shipment of Product on the segments of the Pipeline System described in Section 2(a) through 2(g) hereof (the “Lipscomb to Gruver Pipeline”) under the terms of the Tariff (as defined below) which, as of the Effective Date, shall be $0.755 per Barrel of Product transported from any of the Origin Points on the Lipscomb to Gruver Pipeline to the

Delivery Point, adjusted from time to time as provided in Section 8; and (ii) the transportation rate applicable from time to time for the shipment of Product on the segment of the Pipeline System described in Section 2(h), (i) and (j) hereof (the “Turpin to McKee Pipeline”), which, as of the Effective Date, shall be $0.755 per Barrel of Product transported from any of the Origin Points on the Turpin to McKee Pipeline to the Delivery Point, adjusted from time to time as provided in Section 8. For purpose of this Schedule and the Agreement, the term “Tariff” shall mean Carrier’s Affiliate’s Local Pipeline Tariff, RRC No. 1.1.0 to be filed with Railroad Commission of Texas (“RRC”) to be effective on the Effective Date, in the form set forth in Exhibit A attached hereto, including all supplements and re-issues thereof, containing the rates, rules and regulations governing the transportation and handling of the Product(s) on the Lipscomb to Gruver Pipeline. For purpose of this Schedule and the Agreement, the term “NuStar Clawson Tariff” shall mean NuStar’s Local Pipeline Tariff FERC No. 75.8.0, as may be amended, modified or supplemented by NuStar from time to time.

7. Pipeline Throughput Commitment. During each Calendar Quarter pursuant to the terms and conditions of this Schedule and the Tariff, Shipper shall tender at any of the Origin Points an aggregate average of at least 50,000 Barrels per Day of Product for transportation on the Pipeline System, in approximately ratable quantities (such average, the “Minimum Quarterly Commitment”) to the Delivery Point, or in the case of Product delivered via the NuStar Clawson Pipeline, to the NuStar Clawson Station for transportation on NuStar Clawson Pipeline to the NuStar delivery point (which is the upstream flange of the receipt header at the Refinery), and Carrier shall transport and ship or cause to be transported and shipped such Product on the Pipelines in accordance with the terms of this Schedule and the Tariff. Except as expressly provided in the Agreement for an Outage, a Carrier Force Majeure or a Shipper Force Majeure, if during any Calendar Quarter, Shipper fails to meet its Minimum Quarterly Commitment during such Calendar Quarter (a “Deficiency”), then Shipper will pay Carrier a deficiency payment (each, a “Quarterly Deficiency Payment”) in an amount equal to the volume of the deficiency (the “Quarterly Deficiency Volume”) multiplied by the Tariff Rate in effect for the relevant Calendar Quarter. In the event of a Deficiency for purposes of calculating the Quarterly Deficiency Payment, the Minimum Quarterly Commitment shall be deemed to require no less than 25,000 Barrels per Day of Product to have been shipped on the Pipeline System to the Delivery Point, and the Tariff Rate to be applied (where the Clawson Tariff Rate is not subtracted from the Tariff Rate for volumes transported to the Refinery via the Pipeline System and the Clawson Tariff Rate is subtracted from the Tariff Rate for volumes transported to the Refinery via the NuStar Clawson Pipeline) shall be based on a minimum volume of no less than 25,000 Barrels per Day of Product to be shipped on the Pipeline System to the Delivery Point. The dollar amount of any Quarterly Deficiency Payment paid by Shipper may be applied as a credit against any amounts incurred by Shipper and owed to Carrier with respect to volumes of Product tendered at any of the Origin Points in excess of the Shipper’s Minimum Quarterly Commitment (or, if this Schedule expires or is terminated, to volumes tendered to the Origin Points in excess of the applicable Minimum Quarterly Commitment in effect as of the date of such expiration or termination) (such excess volume during any Calendar Quarter is referred to in this Section as the “Quarterly Surplus Volume”) during any of the succeeding four Calendar Quarters, after which time any unused credits will expire. This Section 7 shall survive the expiration or termination of this Schedule, if necessary for the application of any Quarterly Deficiency Payment against any Quarterly Surplus Volume as set forth herein. Carrier shall provide transportation services to Shipper in excess of the Minimum Quarterly Commitment on an “as available” basis, and any use of such excess capacity shall be subject to the Tariff Rate in effect at the time of the tender.

8. Escalation. On July 1, 2015, and on July 1st of each year thereafter while this Schedule is in effect, Carrier may, in its discretion, adjust the Tariff Rate, which adjustment shall be effective as of July 1st of the year in which such election is made, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the Parties shall negotiate in good faith a methodology for adjusting the Tariff Rate under this Schedule.

9. System Tanks. Carrier shall furnish as part of its services under this Schedule, and Shipper shall have the right to use the tanks and related facilities (the “Pipeline System Tanks”) along the Pipeline System for storage in connection the movements of Shipper’s Product on the Pipeline System. Pipeline System Tank approximate volumes and locations are one 30,000 shell barrel tank at the Turpin Terminal in Beaver County, Oklahoma, two 55,000 shell barrel tanks each in Perryton Station in Lipscomb County, Texas, and one 25,000 shell barrel tank at Piper Station in Lipscomb County, Texas (the “Terminals”). The use of the Pipeline System Tanks and the services at the Terminals shall be in accordance with the following additional terms.

(a) Carrier’s Obligation to Maintain. Carrier agrees to maintain and keep the Pipeline System Tanks in good condition (ordinary wear and tear excepted) according to Law and industry standards.

(b) Use of the Pipeline System Tanks. Shipper agrees to deliver to the Pipeline System Tanks for storage of the Shipper’s Product specified in this Schedule, and Shipper shall be responsible for any damage to the Pipeline System Tanks if and to the extent caused by the storage in the Pipeline System Tanks of any Shipper’s Product which (i) is not expressly authorized under the terms hereof or (ii) contains any contaminant introduced into Shipper’s Product prior to Carrier taking custody of such Product.

(c) Excluded Turpin Tanks. Shipper acknowledges that there is one 40,000 shell barrel tank, two 10,000 shell barrel tanks and two 3,000 shell barrel tanks at the Turpin Terminal not currently being used for Shipper’s Product. These tanks are excluded from the Pipeline System Tanks and Carrier maintains the right to use all or portion of these tanks.

(d) Commingled Storage. Carrier is not required to store Shipper’s Products in dedicated storage at the Terminal. Each Product may be stored in commingled storage with a product belonging to another Person; provided, however, that any product belonging to another Person and commingled with a Product belonging to Shipper shall meet or exceed the Specifications.

(e) Tank Bottoms. Shipper will provide a pro rata share of the tank bottoms (including, if applicable the amount of Product required for a floating roof to remain continuously afloat) and a pro rata share of line fill for Product at the Terminal. Shipper’s pro rata share will be determined by Carrier and is subject to change.

(f) Maintenance and Cleaning of Pipeline System Tanks. During the Term of this Schedule, Carrier may take out of service any tank in order to perform inspections,

maintenance, or repairs. If such tank is taken out of service Carrier, at Carrier’s option, may move Shipper’s Product to an alternate tank while the original tank is out of service. Shipper will reimburse Carrier the actual costs incurred for cleaning the Pipeline System Tanks and disposal of any waste generated from the storage of Shipper’s Products at the Terminals.

(g) Removal upon Termination. Shipper, at its own expense, shall make arrangements for the removal of its Products from the Terminal and Carrier shall remove and redeliver Shipper’s Products no later than the later of (1) the effective date of the termination or expiration of this Schedule and (2) 10 Days after receipt of Notice to terminate this Schedule in accordance with its terms, provided that Carrier may, in its sole discretion, agree in writing to extend the time for such removal (the later such date being referred to as the “Removal Deadline”). Shipper shall reimburse Carrier for any expenses incurred by Carrier in removing Shipper’s Products from the Terminal, including any expenses incurred by Carrier for cleaning, degassing or otherwise preparing the Pipeline System Tank(s) and the removal, processing, transportation or disposal of all waste generated from the storage of Shipper’s Products at the Terminal. If by the Removal Deadline Shipper’s Product has not been removed from the Terminal, except to the extent any delay in removal is caused by Carrier, then in addition to any other rights Carrier may have under this Schedule:

(i) Shipper shall remain obligated to perform all of the terms and conditions set forth in this Schedule;

(ii) Carrier shall have the right to take possession of such Products and sell them in public or private sales. In the event of such a sale, Carrier shall withhold from the proceeds therefrom all amounts owed to it hereunder and all reasonable expenses of sale (including any expenses incurred by Carrier for cleaning, degassing or otherwise preparing the Tank(s), the removal, processing, transportation or disposal of all waste generated from the storage of Shipper’s Products, and reasonable attorneys’ fees and any amounts necessary to discharge any and all liens against the Products). The balance of the proceeds, if any, shall be remitted to Shipper; and

(iii) Shipper shall pay any holdover fee of $0.05 per Barrel of Product per day until all Products are removed from the Terminal.

(h) Substitution of Tanks. In the event a Tank at a particular Terminal becomes unavailable, Carrier may provide the use of alternative tankage.

10. Non Pipeline System Truck Hauls. Carrier shall furnish as part of its services under this Schedule, and Shipper shall have the right to use the truck haul sites and related facilities (the “Non Pipeline System Truck Hauls”) along third party pipeline systems in connection with movements of Shipper’s Product. The Non Pipeline System Truck Hauls include the Coble Station, located in Hutchinson County, Texas; the Hooker Station, located in Texas County, Oklahoma; and the Merten Station #1, located in Gray County, Texas. Carrier agrees to maintain and keep the Non Pipeline System Truck Hauls in good condition (ordinary wear and tear excepted) according to Law and industry standards.

11. Nominations and Scheduling. Shipper shall provide Carrier with a written nomination and schedule for shipments in accordance with the Tariff, as the same may be amended, modified or supplemented from time to time as it relates to shipments along the segments of the Pipeline System referenced in Section 2(a) through Section 2(j) hereof.

12. Special Termination by Shipper. If Shipper or any of its Affiliates determines to completely or partially suspend refining operations at the Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Shipper or such Affiliate has made a public announcement of such suspension, Shipper may provide written Notice to Carrier of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Carrier. In the event Shipper or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.

13. Effect of Shipper Restructuring. If Shipper or any of its Affiliates determines to restructure its respective supply, refining or sales operations at the Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Shipper’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Carrier than the economic benefits to be received by Carrier under this Schedule, which may include the substitution of new commitments of Shipper on other assets owned or to be acquired or constructed by Carrier.

14. Contacts and Notices.

(a) For Carrier. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Carrier shall be in writing and delivered as set forth in the Agreement:

Operational:	Manager Area Terminal (Panhandle Operations)
Tel: (806) 435-6559
Fax: (806) 435-4994

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

(b) For Shipper: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Shipper shall be in writing and delivered as set forth in the Agreement:

Operational:	Len Rucinski, Sr Mgr Crude Supply and Trading
Tel: (210)-345-2381
Fax: (210)-370-5161

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

IN WITNESS WHEREOF, the Parties hereto have caused this Schedule to be duly executed by their respective authorized officers.

Carrier:

VALERO PARTNERS OPERATING CO. LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Shipper:

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ Gary K. Simmons
Name:	Gary K. Simmons
Title:	Senior Vice President

Signature Page to Transportation Services Schedule (McKee Crude System)

EXHIBIT A

Rates, Rules and Regulations Tariff RRC No. 1.1.0

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